FOR IMMEDIATE RELEASE

ISSI ANNOUNCES FIRST QUARTER FISCAL 2009 RESULTS

SAN JOSE, Calif., Jan. 27, 2009 /PRNewswire – FirstCall/ — Integrated Silicon Solution, Inc. (Nasdaq: ISSI) today reported its financial results for its first fiscal quarter ended December 31, 2008.

Revenue in the quarter ended December 31, 2008 was $37.7 million, a 31.9% decrease from revenue of $55.3 million in the September 2008 quarter and a 40.5% decrease from revenue of $63.3 million in the December 2007 quarter.  Gross margin for the quarter was 20.5%, compared with 24.2% in the September 2008 quarter and 20.8% in the December 2007 quarter.

The Company reported a net loss for the December 2008 quarter of $4.1 million or ($0.16) per diluted share.  These results compare with a net loss for the September 2008 quarter of $24.7 million, or ($0.92) per share, which included a goodwill charge of $25.3 million.  The Company reported net income for the December 2007 quarter of $3.0 million, or $0.08 per diluted share.

The Company's cash, cash equivalents and short-term investments totaled $45.7 million at December 31, 2008, compared to $50.0 million at September 30, 2008.  In addition, the Company had long-term investments of $21.2 million at December 31, 2008, compared to $19.3 million at September 30, 2008.  During the December quarter the Company repurchased 1.4 million shares of its common stock for an aggregate amount of $3.0 million.  The Company's inventory at December 31, 2008 totaled $38.0 million, a reduction of $1.2 million from September 30, 2008.

"Demand in all of our markets was weak during the December quarter due to the worldwide economic crisis," said Scott Howarth, ISSI's President and CEO.  "As we announced in December, we have taken additional actions to reduce our spending and preserve our cash.  We are very pleased that, despite the decline in our revenue, we successfully reduced our inventory and had positive cash flow from operations during the quarter.  Our balance sheet remains very strong as we had $66.9 million in cash and investments at December 31," added Mr. Howarth.

Conference Call

A conference call will be held today at 1:30 p.m. Pacific time to discuss this release. To access ISSI's conference call via telephone, dial 1-719-325-4798 by 1:20 p.m. Pacific time. The call will be webcast from ISSI's website at http://www.issi.com.

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ISSI Release
January 27, 2009

About the Company

ISSI is a fabless semiconductor company that designs and markets high performance integrated circuits for the following key markets: (i) digital consumer electronics, (ii) networking, (iii) mobile communications, (iv) automotive electronics, and (v) industrial. The Company's primary products are high speed and low power SRAM and low and medium density DRAM. The Company also designs and markets EEPROM, SmartCards and is developing selected non-memory products focused on its key markets. ISSI is headquartered in Silicon Valley with worldwide offices in Taiwan, Japan, Singapore, China, Europe, Hong Kong, India, and Korea. Visit our web site at http://www.issi.com.

Forward Looking Statements

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Statements concerning taking actions to reduce our spending and preserve our cash and our very strong balance sheet are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those anticipated. Such risks and uncertainties include supply and demand conditions in the market resulting from adverse conditions in the economy, liquidity and credit concerns or other factors, unexpected reductions in average selling prices for our products, our ability to sell our products for key applications and the pricing and gross margins achieved on such sales, our ability to control or reduce operating expenses, changes in manufacturing yields, order cancellations, order rescheduling, product warranty claims, competition, the level and value of inventory held by OEM customers, or other risks listed from time to time in the Company's filings with the Securities and Exchange Commission, including the Company's Form 10-K for the period ended September 30, 2008.  The Company assumes no obligation to update or revise the forward-looking statements in this release because of new information, future events, or otherwise.

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CONTACT:
John M. Cobb
Chief Financial Officer
Investor Relations
(408) 969-6600
ir@issi.com

Integrated Silicon Solution, Inc.
Condensed Consolidated Statements of Operations
(Unaudited)
(In thousands, except per share data)

	Three Months Ended
	December 31,
	2008	2007

Net sales	$37,665	$63,348
Cost of sales	29,932	50,147
Gross profit	7,733	13,201

Operating expenses:
Research and development	5,208	4,774
Selling, general and administrative	7,301	7,662
Total operating expenses	12,509	12,436

Operating income (loss)	(4,776)	765
Interest and other income, net	582	2,074
Gain on sale of investments	-	189

Income (loss) before income taxes and minority interest	(4,194)	3,028
Provision (benefit) for income taxes	(60)	60

Income (loss) before minority interest	(4,134)	2,968

Minority interest in net (income) loss of consolidated subsidiaries	64	(1)

Net income (loss)	$(4,070)	$2,967

Basic net income (loss) per share	$(0.16)	$0.08
Shares used in basic per share calculation	25,603	36,588

Diluted net income (loss) per share	$(0.16)	$0.08
Shares used in diluted per share calculation	25,603	36,897

Integrated Silicon Solution, Inc.
Condensed Consolidated Balance Sheets
(In thousands)

	December 31,	September 30,
	2008	2008
	(unaudited)	(1)
ASSETS
Current assets:
Cash and cash equivalents	$40,275	$42,175
Short-term investments	5,375	7,840
Accounts receivable, net	20,721	34,741
Inventories	38,027	39,222
Other current assets	3,003	4,717

Total current assets	107,401	128,695
Property, equipment and leasehold improvements, net	24,082	24,555
Long-term investments	21,203	19,304
Purchased intangible assets, net	1,794	2,000
Other assets	1,407	1,397
Total assets	$155,887	$175,951

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$22,991	$35,171
Accrued compensation and benefits	4,018	3,729
Accrued expenses	5,940	8,157

Total current liabilities	32,949	47,057

Other long-term liabilities	679	715

Total liabilities	33,628	47,772

Commitments and contingencies

Minority interest	1,029	789

Stockholders' equity:
Common stock	3	3
Additional paid-in capital	308,664	310,712
Accumulated deficit	(184,501)	(180,431)
Accumulated comprehensive loss	(2,936)	(2,894)

Total stockholders' equity	121,230	127,390
Total liabilities and stockholders' equity	$155,887	$175,951

(1) Derived from audited financial statements.